EXHIBIT (10)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information and to the use of our reports: (1) dated April 9, 2010, with respect to the statutory-basis financial statements and schedules of Transamerica Financial Life Insurance Company, and (2) dated April 28, 2010, with respect to the financial statements of the subaccounts of TFLIC Separate Account B, included in Post-Effective Amendment No. 14 to the Registration Statement (Form N-4 No. 333-65131) under the Securities Act of 1933 and related Prospectus of the Vanguard Variable Annuity.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 28, 2010